EXHIBIT 10.16
NON-COMPETITION AND NON-DISCLOSURE AGREEMENT
(Donald Brinckman)
     This NON-COMPETITION AND NON-DISCLOSURE AGREEMENT is entered into this 22nd day of March, 2002, by and between Donald Brinckman, a resident of Woodstock, Illinois (“Brinckman”), and Heritage-Crystal Clean, LLC, an Indiana limited liability company (“Crystal Clean”);
WITNESSETH:
     WHEREAS, Brinckman is a Unit holder and Member of Crystal Clean and as a result thereof, has access to and knowledge of all of Crystal Clean’s business information and confidential data; and
     WHEREAS, Brinckman’s right to subscribe for and receive ownership of Units in Crystal Clean is expressly conditioned upon Brinckman’s entering into this Non-Competition and Non-Disclosure Agreement;
     NOW, THEREFORE, in pursuant of the above and in consideration of the terms and conditions contained herein and for other good and valuable considerations, the receipt and legal sufficiency of which are hereby acknowledged, the parties agree as follows:
     (1) Consideration. Brinckman acknowledges that the consideration received by Brinckman under the Agreement with Crystal Clean dated March ___, 2002 (“HCC Agreement”) and his Subscription Agreement is good and sufficient consideration for Brinckman’s covenants, agreements and forbearances contained in this Agreement and that Crystal Clean would not have allowed Brinckman to subscribe for Units but for Brinckman’s entering into this Agreement.
     (2) Non-Disclosure. Brinckman will not, at any time following this date, disclose to any person, firm or corporation, any confidential information concerning Crystal Clean or its assets or business, except as may be required by governmental law or regulation or in legal proceedings to which Brinckman is subpoenaed to give testimony, in which event Brinckman shall notify Crystal Clean immediately upon learning that Brinckman may be required or compelled to divulge any confidential information. For purposes of this Agreement, “confidential information” consists of that proprietary information subject to protection under the Uniform Trade Secrets Act and includes, without limitation, Crystal Clean’s customer list and price information for all customers and other intangible property. “Confidential information” does not include information in the public domain through no fault of the Brinckman or reasonably discoverable without access to internal documents or information.
     (3) Non Competition. During the term of Brinckman’s ownership of Units and for a period of two (2) years from the date of Brinckman’s cessation of such ownership (“Restricted Period”), Brinckman will not, other than for the exclusive benefit of Crystal Clean, engage in the Business (as defined below) in the geographical area in which Crystal Clean conducts Business during the term of Brinckman’s ownership of Units (“Territory”), whether as an employee, owner, member, manager, consultant, agent, partner, service provider or in any other capacity.

For purposes of this Agreement, the term “Business” means the business of providing environmental and fluid management services to small and medium sized customers and providing parts washing and drum disposal services (“Business”).
     (4) Non-Solicitation; Non-Piracy. During the Restricted Period, Brinckman will not personally call on any person or business organization which was a customer of Crystal Clean during the Brinckman’s ownership of Units for Business within the Territory. Further, during the Restricted Period, Brinckman will not, without the consent of Crystal Clean, for Brinckman’s own account or for any third party, solicit or endeavor to entice away, offer employment to or employ any person who was employed by Crystal Clean during the twelve (12) month period immediately before the cessation of such ownership.
     (5) Other Services. Brinckman may, without causing Brinckman to be in breach of this Agreement, enter into other business endeavors during the Restricted Period or may engage in the Business outside of the Territory; provided that Brinckman’s other permitted services will not be deemed to allow Brinckman to use or disclose “Confidential Information” in contravention of this Agreement or other agreements between Brinckman and Crystal Clean.
     (6) Default and Remedies. Brinckman acknowledges and agrees that, if Brinckman directly or indirectly breaches, violates, or fails to perform fully his obligations under this Agreement (“Default”), each Default shall cause immediate and irreparable harm to Crystal Clean, in a manner which cannot be adequately compensated in damages. Crystal Clean and Brinckman agree that in the event of any such Default, Crystal Clean, in addition to all other available remedies at law or in equity, may, insofar as Brinckman may be concerned, be entitled to temporary, preliminary and permanent injunctive relief to restrain such Default(s) by Brinckman or others acting in concert with Brinckman, and to all of its costs, expenses, and reasonable attorneys’ fees incurred in any enforcement proceedings in which Crystal Clean prevails in whole or in part. Nothing contained herein shall restrict or limit in any manner Crystal Clean’s right to obtain any form of relief, legal or equitable, in an action brought to enforce Crystal Clean’s rights.
     (7) Severability. All provisions of this Agreement are intended to be severable. Each provision of this Agreement constitutes a separate and distinct covenant. In the event any term, provision, or restriction in this Agreement is held to be illegal, invalid or unenforceable in any respect, such finding shall in no way affect the legality, validity, or enforceability of all other provisions of this Agreement. Crystal Clean and Brinckman agree that any such unenforceable term, provision or restriction shall be deemed modified to the extent necessary to permit its enforcement to the maximum extent permitted by applicable law.
     (8) No Waiver of Rights. Neither any failure or any delay on the part of any party in exercising its rights shall operate as a waiver, nor shall a single or partial exercise preclude any further exercise of any right, power, or privilege by any party.
     (9) Governing Law; Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana. The state and federal courts located in Marion County, Indiana, or Cook County, Illinois, shall be the courts of exclusive jurisdiction and venue over any enforcement of this Agreement.
     (10) Benefit. This Agreement shall inure to the benefit of and be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto. Brinckman hereby agrees that the provisions of this Agreement may be assigned in whole or in part by Crystal Clean, and Brinckman hereby consents to such assignment and agrees to be bound to the assignee under all of the terms and conditions of this Agreement.
     (11) Notices. All notices and communications hereunder shall be in writing and shall be deemed to be duly given if delivered in accordance with Section 10(g) of the HCC Agreement.
     (12) Modification. No waiver, alteration or modification of any provision of this Agreement will be valid unless made in writing and signed by both parties hereto. The waiver of any breach or default shall not be deemed to waive any subsequent breach or default.
     (13) Entire Agreement. This Agreement constitutes the entire agreement of the parties relative to the subject matter and supersedes any prior understanding, agreements or representations by or among the parties, written or oral with regard to the subject matter of this Agreement.
     IN WITNESS WHEREOF, the parties have executed this Non-Competition and Non-Disclosure Agreement on the day and year first above written.

/s/ Donald Brinckman

Donald Brinckman

Heritage-Crystal Clean, LLC

By:	/s/ Joe Chalhoub

Joe Chalhoub
President